Registration No. 333-145248

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TECHTEAM GLOBAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	38-2774613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27335 West 11 Mile Road
Southfield, Michigan 48033
(248) 357-2866
(Address of principal executive offices, including zip code)

TECHTEAM GLOBAL, INC. 2006 INVENTIVE STOCK AND AWARDS PLAN
(Full titles of the plans)

Michael A. Sosin, Esq.
Vice President, General Counsel and Secretary
TechTeam Global, Inc.
27335 West 11 Mile Road
Southfield, Michigan 48033
(248) 357-2866
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Katz, Esq.
Ropes & Gray LLP
800 Boylston Street
Boston, Massachusetts 02199
Phone: (617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer  ☐                                                                                     Accelerated Filer  ☒
Non-accelerated filer    ☐                                                                                     Smaller reporting company  ☐

(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following Registration Statement of TechTeam Global, Inc. (the “Company”) on Form S-8 (the “Registration Statement”):

•	Registration Statement No. 333-145248, registering 2,300,000 shares of Company Common Stock, par value $0.01 per share, issuable under the TechTeam Global, Inc. 2006 Incentive Stock and Awards Plan.

On December 13, 2010, pursuant to that certain Agreement and Plan of Merger, dated November 1, 2010 (the “Merger Agreement”), by and among the Company, Stefanini International Holdings Ltd, a company incorporated and registered under the laws of England and Wales (“Parent”), and Platinum Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, the Company became a wholly-owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.

Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, by means of the post-effective amendment, removes from registration any and all securities of the Company that had been registered for issuance but remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 13th day of December, 2010.

TECHTEAM GLOBAL, INC.

/s/ Gary J. Cotshott
By:	Gary J. Cotshott
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated below on the 13th day of December, 2010.

Signature	Title

/s/ Gary J. Cotshott	President and Chief Executive Officer
Gary J. Cotshott	(Principal Executive Officer)

/s/ Margaret M. Loebl	Corporate Vice President, Chief Financial Officer and Treasurer
Margaret M. Loebl	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles Frumberg	Director
Charles Frumberg

/s/ Seth W. Hamot	Chairman, Director
Seth W. Hamot

/s/ James A. Lynch	Director
James A. Lynch

/s/ Dov H. Scherzer	Director
Dov H. Scherzer

/s/ Andrew R. Siegel	Director
Andrew R. Siegel

/s/ Richard R. Widgren	Director
Richard R. Widgren